EXHIBIT 10.23

                   FIFTH AMENDMENT TO NOTE PURCHASE AGREEMENT

         THIS FIFTH AMENDMENT TO NOTE PURCHASE AGREEMENT (this
"Amendment") is made as of March 29, 1996 by and between Intellicall, Inc., a Delaware corporation (together with its successors, assigns and transferees, the "Company"), and Nomura Holding America Inc., a Delaware corporation (together with its successors, assigns and transferees, the "Purchaser"). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Note Purchase Agreement, dated as of August 11, 1994, by and between the Company and the Purchaser, as previously amended (the "Purchase Agreement").

                                 R E C I T A L S

         A. Pursuant to the Purchase Agreement, the Purchaser on August 11, 1994 purchased certain secured promissory notes of the Company, consisting of its Variable Rate Senior Bridge Notes Due 1996, Series A, in an aggregate principal amount not to exceed $16,000,000 at any one time outstanding (the "Series A Notes"), and its 12.5% Senior Bridge Notes Due 1996, Series B, in the aggregate principal amount of $8,000,000 (the "Series B Notes", and, collectively, together with the Series A Notes, the "Notes").

        A. The Company has requested that the Purchaser enter into this Amendment in order to amend certain financial covenants.

         NOW THEREFORE, in consideration of the terms and conditions contained herein and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendments to the Purchase Agreement. The Purchase Agreement is hereby amended as follows:

                  A. Section 10.12 is deleted in its entirety and the following is inserted in lieu thereof:

                           " Section 10.12. Research and Development Expenditures. (a) Except as provided in subsection
                           (b) of this Section 10.12, the Company will not, and will not permit any of its Subsidiaries to, make or incur any Research and Development Expenditures or any contractual commitment with respect to any Research and Development Expenditure if, after giving effect thereto, the aggregate amount of all Research and Development Expenditures by the Company and its Subsidiaries during any fiscal quarter of the Company would exceed (i) $1,900,000, with respect to each of the fiscal quarters ending September 30, 1994, December 31, 1994, March 31, 1995, June 30, 1995,
                           September 30, 1995 and December 31, 1995 or (ii) $2,000,000, with respect to any fiscal quarter ending on or after March 31, 1996.

                                    (b)   Notwithstanding   the   provisions  of
                           subsection (a) of this Section 10.12, if Cumulative New Business Profits for any of the periods commencing on July 1, 1994 and ending on the last day of the fiscal quarter of the Company immediately preceding the fiscal quarter ended on any of the dates set forth in the left most column in the table below shall be less than the corresponding amount shown opposite such date in the column entitled "Cumulative New Business Profits," then during the fiscal quarter ending on such date the Company will not, and will not permit any of its Subsidiaries to, make or incur any Research and Development Expenditures or any contractual commitment with respect to any Research and Development Expenditure if, after giving effect thereto, the aggregate amount of all Research and Development Expenditures by the Company and its Subsidiaries during such fiscal quarter would exceed the corresponding amount shown opposite such date in the column entitled "Maximum R & D Expenditure." Solely for purposes of this subsection (b), the term "Cumulative New Business Profits" for any period shall mean the excess, if any, of revenues for such period derived from the sales of New Business Products and Services over the related material costs (in the case of revenues from sales of equipment and other tangible products) or direct costs (in the case of revenues from the rendering of services, including, without limitation, services referred to in clause (c) of the definition of New Business Products and Services contained in this Agreement) for such period incurred in connection with such sales of New Business Products and Services, in each case as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

                           Fiscal Quarter        Cumulative New          Maximum
                           Ended:                Business Profits        R & D Expenditure
                           June 30, 1995            $7,500,000           $1,600,000
                           September 30, 1995       $9,500,000           $1,500,000
                           December 31, 1995       $13,000,000           $1,500,000
                           March 31, 1996          $16,000,000           $1,500,000
                           June 30, 1996           $19,500,000           $1,500,000


                           B. Section 10.20 is deleted in its entirety and the following is inserted in lieu thereof:



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



                           "        Section 10.20.  Financial Covenants.

                                    (a) Current  Ratio.  The  Company  shall not
                           permit the current Ratio, measured as at the end of each fiscal quarter of the Company ending on any of the dates set forth below, to be less than the corresponding amount set forth opposite such date:

                                    Measuring Date                  Ratio

                                    December 31, 1994               1.50
                                    March 31, 1995                  1.35
                                    June 30, 1995                   1.35
                                    September 30, 1995              1.45
                                    December 31, 1995               1.50
                                    March 31, 1996                  1.50
                                    June 30, 1996                   1.50

                                    (b)  Liabilities-to-Net   Worth  Ratio.  The
                           Company shall not permit the Liabilities-To-Net Worth Ratio, measured as at the end of each fiscal quarter of the Company ending on any of the dates set forth below, to exceed the corresponding amount set forth opposite such date:

                                    Measuring Date                 Ratio

                                    December 31, 1994              1.90
                                    March 31, 1995                 2.10
                                    June 30, 1995                  2.10
                                    September 30, 1995             2.00
                                    December 31, 1995              1.90
                                    March 31, 1996                 2.50
                                    June 30, 1996                  2.50

                                    (c) Interest  Expense  Coverage  Ratio.  The
                           Company shall not permit the Interest Expense Coverage Ratio, measured as of each date set forth below for (i) in the case of each such date occurring in 1995, that period commencing January 1, 1995 and ending upon such date and (ii) in the case of each such date occurring in 1996, that period commencing January 1, 1996 and ending upon such date, to be less than the corresponding amount set forth opposite each such date:

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



                                    Measuring Date                 Ratio

                                    March 31, 1995                 1.35
                                    June 30, 1995                  1.25
                                    September 30, 1995             2.25
                                    December 31, 1995              2.50
                                    March 31, 1996                 1.25
                                    June 30, 1996                  1.50

                                    (d) Fixed Charge  Ratio.  The Company  shall
                           not permit the Fixed Charge Ratio, measured as of each date set forth below for (i) in the case of each such date occurring in 1995, that period commencing January 1, 1995 and ending upon such date and (ii) in the case of each such date occurring in 1996, that period commencing January 1, 1996 and ending upon such date, to be less than the corresponding amount set forth opposite each such date:

                                    Measuring Date                 Ratio

                                    March 31, 1995                 1.90
                                    June 30, 1995                  1.80
                                    September 30, 1995             2.25
                                    December 31, 1995              2.35
                                    March 31, 1996                 1.00
                                    June 30, 1996                  1.25

                                    (e) EBIT. The Company shall not permit EBIT,
                           measured as of each date set forth below for (i) in the case of each such date occurring in 1995, that period commencing January 1, 1995 and ending upon such date and (ii) in the case of each such date occurring in 1996, that period commencing January 1, 1996 and ending upon such date, to be less than the corresponding amount set forth opposite each such date:

                                    Measuring Date                 Amount

                                    March 31, 1995               $125,000
                                    June 30, 1995              $1,100,000
                                    September 30, 1995         $3,250,000
                                    December 31, 1995          $5,000,000
                                    March 31, 1996               $150,000
                                    June 30, 1996                $650,000




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



                                    (f)  Consolidated  Net Loss.  The  Company
                           shall not have a Consolidated Net Loss for any two consecutive fiscal quarters, commencing with the two fiscal quarters ending June 30, 1996."

         2. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that:

          A. Representations in the Purchase Agreement; No Defaults. Each of the representations and warranties made by the Company in the Purchase Agreement is true and correct on and as of the date hereof to the same extent as if made on and as of the date hereof except to the extent that such representations and warranties specifically relate to an earlier date, in which case they are true and correct as of such earlier date, and such representations and warranties are hereby incorporated by reference as if set forth herein in full (except that the representation contained in Section 4.21 of the Purchase Agreement is subject to the potential infringement claim of Aerotel U.S.A., Inc. contained in its letter to the Company dated January 13, 1995). No event has occurred and is continuing or will result from the transactions contemplated hereby which constitutes (or with notice or the passage of time would constitute) an Event of Default under the Purchase Agreement as it existed before this Amendment or as it exists after the effectiveness of this Amendment, except such as are being waived pursuant to this Amendment.

          B. Corporate Authority. The execution, delivery and performance by Company of this Amendment (i) is within its corporate powers, (ii) has been duly authorized by all necessary corporate action on the part of its Board of Directors and stockholders, and (iii) does not require the consent or approval of, or any registration,filing or declaration with, any Governmental Body or non-governmental Person.

          C. Binding Effect. This Amendment is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relative to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity.

         3. Effect of Amendment. It is hereby agreed that from and after the date hereof all references to the Purchase Agreement in the Related Documents shall be references to the Purchase Agreement as heretofore amended and as further amended by this Amendment; provided that, except as specifically provided herein, this Amendment does not in any way affect or impair the terms, conditions and other provisions of the Purchase Agreement or any of the other Related Documents, or the obligations of the Company thereunder, and all terms, conditions and other provisions of the Purchase Agreement shall remain in full force and effect except to the extend specifically amended, modified or waived pursuant to the provisions of this Amendment.

         4. Payment of Fees. The Company agrees to pay all fees, costs and expenses incurred by the Purchaser in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents executed pursuant to or in connection herewith, including, without limitation, the fees and disbursements of Sonnenschein Nath & Rosenthal, special counsel to the Purchaser, in connection herewith.

         5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall be deemed to constitute one and the same instrument.

         6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         7. Headings. Section headings are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

         8. Amendments and Modifications. Any term, covenant, agreement or condition of this Amendment may, with the consent of the parties hereto, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

                                     INTELLICALL, INC.



       3/29/96                       By: /s/ John M. Carradine
        Date                         Name:  John M. Carradine
                                     Title: Vice President of Finance
                                     and Controller

                                     NOMURA HOLDING AMERICA INC.



       3/39/96                       By: /s/ Howard Gellis
        Date                         Name:  Howard Gellis
                                     Title:  Attorney-in-Fact

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